Exhibit 10.47
                                  CONTRIBUTION
                                       AND
                            STOCK PURCHASE AGREEMENT


         This Contribution and Stock Purchase Agreement (this "Agreement"), dated as of January 1, 1998 (the "Effective Time"), by and among American Physicians Service Group, Inc., a Texas corporation ("APS"), those individuals or entities set forth on Appendix I attached hereto (individually an "Additional Purchaser" and collectively the "Additional Purchasers"), Barton Acquisition, Inc., a Texas corporation ("Newco"), Barton House, Ltd., a Texas limited partnership ("Barton House"), Barton House at Oakwell Farms, Ltd., a Texas limited partnership ("Oakwell"), Uncommon Care, Inc., a Texas corporation (the "General Partner"), George R. Bouchard ("Bouchard"), John H. Trevey ("Trevey") and Uncommon Partners, Ltd., a Texas limited partnership (the "Limited Partner"). Barton House and Oakwell are sometimes collectively referred to herein as the "Partnerships."

                             PRELIMINARY STATEMENTS

         The General Partner is the sole general partner of each of the Partnerships, and the Limited Partner, Bouchard and Trevey are the only limited partners of each of the Partnerships.

         Bouchard and Trevey own one hundred percent (100%) of the issued and outstanding capital stock of the General Partner.

         The parties desire for Newco to acquire substantially all of the business and assets of the Partnerships and certain of the business and assets of the General Partner, and to assume certain liabilities of the Partnerships and the General Partner, on the terms and subject to the conditions contained herein.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                         AGREEMENT OF PURCHASE AND SALE

         Section 1.1 CONTRIBUTION OF ASSETS OF PARTNERSHIPS. Upon the basis of the representations and warranties, for the consideration and subject to the terms and conditions set forth in this Agreement, (a) Barton House agrees to contribute, as of the Effective Time, 100% of its Assets (as hereinafter defined) to Newco in exchange for 520,000 shares of Newco's $0.001 par value per share common stock (the "Common Stock") and $384,400 and (b) Oakwell agrees to contribute, as of the Effective Time, 100% of its Assets to Newco in exchange for 520,000 shares of Common Stock and $106,000.

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

         Section 1.2 CONTRIBUTION OF ASSETS OF THE GENERAL PARTNER. Upon the basis of the representations and warranties, for the consideration and subject to the terms and conditions set forth in this Agreement, the General Partner agrees to contribute to Newco, as of the Effective Time, those assets (including contracts and rights thereunder) listed or described on Schedule 1.2 attached hereto in exchange for 200,000 shares of Common Stock .

         Section 1.3 CONTRIBUTION OF CASH BY APS. Upon the basis of the representations and warranties, for the consideration and subject to the terms and conditions set forth in this Agreement, APS agrees to purchase, as of the Effective Time, from Newco 677,920 shares of Newco's $0.001 par value per share Convertible Preferred Stock (the "Preferred Stock") for $1,962,400 (the "APS Cash Contribution"). The Preferred Stock shall have such rights and preferences as provided in the organizational documents of Newco, the form of which is attached hereto as Exhibit A (the "Organizational Documents").

         Section 1.4 CONTRIBUTION OF CASH BY ADDITIONAL PURCHASERS. Upon the basis of the representations and warranties, for the consideration and subject to the terms and conditions set forth in this Agreement, each Additional Purchaser agrees to purchase, as of the Effective Time, from Newco that specific number of shares of Common Stock as set forth on Appendix I attached hereto for that specific price as set forth on Appendix I attached hereto (the "Additional Purchasers' Cash Contribution").


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

         Section 1.5 ASSETS. The term "Assets" shall include (a) those specific assets of the General Partner listed or described on Schedule 1.2 attached hereto and (b) except for those assets disposed of in the ordinary course of the Partnerships' business in a transaction or series of related transactions not exceeding $5,000 in value occurring between the Effective Time and the Closing, all of the business and assets, tangible or intangible, wherever situated, of the Partnerships as of the Effective Time, such assets to include, without limitation: all real property, buildings, furniture, fixtures, equipment, accounts receivable, inventory, work in process, prepaid expenses, supplies, vehicles, all cash and cash equivalents, all securities or other investment property, any cash or other property or amounts received for services rendered on or after the Effective Time, all contract rights, all licenses, certificates and permits, the telephone number(s), the names of Barton House, Ltd., Barton House at Oakwell Farms, Ltd. and all patents, tradenames, registered or unregistered trademarks and servicemarks, copyrights and other intellectual property (and all goodwill associated with any such patents, tradenames, trademarks, servicemarks, copyrights or other intellectual property), all rights under or to computer software licensed, owned or used by either of the Partnerships in their operations, all rights under or to leasehold improvements and other fixed assets owned or leased by either of the Partnerships and all items of personal property owned or leased by either of the Partnerships including, without limitation, all the assets specifically set out on Schedule
1.5 attached hereto. Notwithstanding the foregoing or any other provision of this Agreement, the following shall not be Assets and shall be retained by the General Partner or the Partnerships, as the case may be:

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


         (a) the books of account and record books of the General Partner and the Partnerships (complete and accurate copies of which shall be provided to APS on or before the Closing Date (as hereinafter defined));

         (b)      their respective rights under this Agreement; and

         (c) their respective consideration for the Assets as described in Section 1.1 and Section
                                                      -----------     --------
1.2.
---

         Section 1.6 ASSUMED LIABILITIES. At the Closing (as hereinafter defined), Newco shall only assume (a) the obligations of the General Partner or Partnerships specifically described on Schedule 1.6 hereto, (b) those trade payables on open account incurred by the Partnerships in the ordinary course of the Partnerships' business from unrelated parties and (c) that certain note dated June 1, 1997 in the original principal amount of $100,000, including interest thereon at the rate of 12% per annum arising out of a loan by the Limited Partner to the General Partner (the "Limited Partners' Note). Such limited assumption shall be pursuant to that certain general conveyance, assignment and transfer of assets and assumption of liabilities, in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement") to be executed by the parties hereto at the Closing, effective as of the Effective Time. With respect to any lease or other contract obligations reflected on
Schedule 1.6 or otherwise described in the first sentence of this Section, it is agreed that Newco will have no responsibility whatsoever for any breaches or defaults which occurred prior to the Effective Time. Except for (a) those liabilities and obligations specifically assumed by Newco as provided above and
(b) the  obligations of makers

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

or guarantors on the notes  described on Schedule
1.6, any and all debts, liabilities and obligations of the Partnerships, the General Partner and/or any other parties hereto, whether known or unknown, absolute, contingent or otherwise (including, but not limited to, federal, state and local taxes, any sales taxes, use taxes and property taxes, any taxes arising from the transactions contemplated by this Agreement and any liabilities arising from any litigation or civil, criminal or regulatory proceeding involving or related to the parties hereto or their business) shall remain the sole responsibility of the party or parties responsible therefor prior to the execution of this Agreement. At the Closing, the Limited Partners' Note (including interest thereon) will be paid in full by Newco, or funds sufficient in an amount to fully pay the Limited Partners' Note will be placed in escrow with an escrow agent mutually acceptable to APS and the Limited Partner, and such funds will be used to pay in full the Limited Partners' Note within three
(3) days from the Closing Date.

         Section 1.7 CONVEYANCE OF NAME. The General Partner and each of the Partnerships hereby transfer and convey to Newco all right, title and interest in and to the corporate and business name of the General Partner, the name "Uncommon Care" and the name "Barton House." Each party agrees that, after the Closing, only Newco shall have the right to use "Uncommon Care" and/or "Barton House," the names of the Partnerships and all other names included in the Assets. All parties (other than Newco) covenant and agree not to use those names (or any portion thereof) or any names similar thereto, alone or in combination with other words or phrases. The General Partner covenants and agrees to, promptly after Closing, change its name to a name that does not contain the terms "Uncommon", "Care", "Barton", or "House", or

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

any names similar thereto,
alone or in combination with other words or phrases or any names included in the Assets.

         Section 1.8 RELEASE OF GUARANTEES. After the Closing, Newco shall use its reasonable best efforts to relieve Trevey and Bouchard of any and all responsibility or liability under or pursuant to those personal guaranty obligations and obligations as makers, listed and described on Schedule 1.8 attached hereto, which Trevey and Bouchard hereby represent and warrant (a) are directly related to one or more specific liabilities assumed by Newco pursuant to Section 1.6, or (b) arose out of, or in connection with, the purchase of Assets conveyed to Newco hereunder.

         Section 1.9 STOCK TRANSFER RESTRICTION AND SHAREHOLDERS AGREEMENT. All parties hereto agree, at the Closing, to execute that certain Stock Transfer Restriction and Shareholders Agreement in the form attached hereto as Exhibit C (the "Shareholders Agreement").

         Section 1.10 TRANSFER OF REAL PROPERTY. The Partnerships and the General Partner will be contributing certain real property interests (the "Real Property") which are included in the Assets. Each such contributor of Real Property is also referred to in this Section as the "Previous Owner." With regard to each such contribution of Real Property, and on the Closing Date of this Agreement, the Previous Owner shall execute, acknowledge and deliver or cause to be delivered to Newco such documents of title and conveyance relating to the Real Property as APS may request; provided that those liens on the Real Property securing the mortgage indebtedness reflected on Schedule 1.6 and those title exceptions reflected on Schedule 4.6-A may remain on the Real Property after the Closing.


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

         Section 1.11 CLOSING. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1900 Frost Bank Plaza, 816 Congress Avenue, Austin, Texas 78701, or at such other location as the parties may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

         Section 1.12 PAYMENT OF PURCHASE PRICE. The cash payments from Newco to the Partnerships as described in Section 1.1, the APS Cash Contribution and the Additional Purchasers Cash Contribution may be paid by regular check at the Closing; provided that any payments due the Limited Partner hereunder will be made by wire transfer of immediately available funds, or by cashier's check, at the Closing.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF APS
                            AND ADDITIONAL PURCHASERS

         APS and each Additional Purchaser (as to itself only and not as to any other party) represents and warrants to each of the other parties hereto that each of the following matters is true and correct in all respects as of the Effective Time and the Closing Date (with the understanding that each of the other parties hereto is relying materially on such representations and warranties in entering into and performing this Agreement):

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

         Section 2.1 DUE ORGANIZATION AND PRINCIPAL EXECUTIVE OFFICE. APS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. APS's principal executive offices are located at 1301 Capital of Texas Highway, Austin, Texas 78746. APS and such Additional Purchaser, as the case may be, has all necessary power and authority to carry on its business as now conducted and as it is proposed to be conducted in the future

         Section 2.2 DUE AUTHORIZATION. APS and such Additional Purchaser, as the case may be, has all necessary power and authority to enter into and perform this Agreement and each other agreement, instrument and document required to be executed by such party in connection herewith. This Agreement and each other agreement, instrument and document required herein to be executed by APS or such Additional Purchaser have been duly and validly authorized, executed and delivered by such party and constitute the valid and binding obligations of such party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, conservatorship, receivership and other similar laws of general application affecting the rights and remedies of creditors. The execution, delivery and performance of this Agreement and each other agreement, instrument and document required herein to be executed by APS or such Additional Purchaser will not (a) violate any federal, state, county or local law, rule or regulation applicable to APS, such Additional Purchaser or their respective properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which APS or such Additional Purchaser is a party or by which it or its properties are bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of such properties, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, APS or such Additional Purchaser or (d) violate or conflict with any provision of the certificate of

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

incorporation or bylaws of APS or such
Additional Purchaser. No action, consent or approval of, or filing with, any federal, state, county or local governmental authority is required of APS or such Additional Purchaser in connection with the execution, delivery or performance of this Agreement (or any agreement, instrument or other document executed in connection herewith by APS or such Additional Purchaser).

         Section 2.3 BROKERS AND FINDERS. Neither APS nor such Additional Purchaser has engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         Section 2.4 CLAIMS AND PROCEEDINGS. Neither APS nor such Additional Purchaser is a party to any claims, actions, suits, proceedings or investigations, at law or in equity, before or by any court, municipal or other governmental department, commission, board, agency or instrumentality which seeks to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof; and, to the knowledge of APS and each Additional Purchaser, no such claim, action, suit, proceeding or investigation is threatened.

         Section 2.5 INVESTMENT INTENT. APS and such Additional Purchaser (a) is acquiring the Preferred Stock and Common Stock, as applicable, for its own account for investment and not with a view to, or in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended (the "Act"), (b) is an "accredited investor" within the meaning of Rule

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

501 under the Act, (c) will not sell or transfer such stock unless (i) such transfer is provided for, or pursuant to, the provisions of the Shareholders Agreement and (ii) such stock is registered under the Act or such sale or transfer is exempt from such registration requirements, (d) is able to bear the economic risk of its acquisition of such stock and (e) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of, and protecting its interests with respect to, its acquisition of such stock.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNER

         The Limited Partner represents and warrants to each of the other parties hereto that each of the following matters is true and correct in all respects as of the Effective Time and the Closing (with the understanding that each of the other parties hereto is relying materially on such representations and warranties in entering into and performing this Agreement):

         Section 3.1 DUE ORGANIZATION AND PRINCIPAL EXECUTIVE OFFICE. The Limited Partner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to carry on its business as now conducted and as proposed to be conducted. The Limited Partner's principal executive offices are located at 808
W. 10th Street, Austin, Texas 78701.

         Section 3.2 DUE AUTHORIZATION. The Limited Partner has all necessary power and authority to enter into and perform this Agreement and each other agreement, instrument and

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

document  required  to be  executed  by the Limited
Partner in connection herewith. This Agreement and each other agreement, instrument and document required herein to be executed by the Limited Partner have been duly and validly authorized, executed and delivered by the Limited Partner and constitute the valid and binding obligations of the Limited Partner enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement and each other agreement, instrument and document required herein to be executed by the Limited Partner will not (a) violate any federal, state, county or local law, rule or regulation applicable to the Limited Partner or its properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which the Limited Partner is a party or by which it or its properties are bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, the Limited Partner or (d) violate or conflict with any provision of the certificate of incorporation or bylaws of the Limited Partner. No action, consent or approval of, or filing with, any federal, state, county or local governmental authority is required of the Limited Partner in connection with the execution, delivery or performance of this Agreement (or any agreement, instrument or other document executed in connection herewith by the Limited Partner).

         Section 3.3 BROKERS AND FINDERS. The Limited Partner has not engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         Section 3.4 CLAIMS AND PROCEEDINGS. The Limited Partner is not a party to any claims, actions, suits, proceedings or investigations, at law or in equity, before or by any court,

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

municipal or other governmental department, commission, board, agency or instrumentality which seeks to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof; and, to the knowledge of the Limited Partner, no such claim, action, suit, proceeding or investigation is threatened.

         Section 3.5 INVESTMENT INTENT. With respect to any Common Stock acquired, or to be acquired, by the Limited Partner in a distribution pursuant to the liquidation of the Partnerships, the Limited Partner (a) is acquiring the Common Stock for its own account for investment and not with a view to, or in connection with, a distribution thereof (other than as permitted and contemplated in this Agreement and the Shareholders Agreement), within the meaning of the Act, (b) is an "accredited investor" within the meaning of Rule 501 under the Act, (c) will not sell or transfer the Common Stock unless (i) such transfer is provided for, or pursuant to, the provisions of the Shareholders Agreement and (ii) such Common Stock is registered under the Act or such sale or transfer is exempt from such registration requirements, (d) is able to bear the economic risk of its acquisition of the Common Stock and (e) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of, and protecting its interests with respect to, its acquisition of the Common Stock.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS,
                    THE GENERAL PARTNER, TREVEY AND BOUCHARD

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

         The Partnerships, the General Partner, Trevey and Bouchard (each of which is sometimes referred to in this Agreement as a "Control Party" and collectively, jointly and severally, as the "Control Parties") each hereby, jointly and severally, represents and warrants to each of the other parties hereto that each of the following matters is true and correct in all respects as of the Closing (with the understanding that each of the other parties hereto is relying materially on each such representation and warranty in entering into and performing this Agreement); provided, however, that (i) any of the following representations and warranties which refer specifically to the Assets will be deemed to only be made, jointly and severally, by the General Partner, Trevey and Bouchard, with respect to those Assets contributed by the General Partner under Section 1.2 hereof and (ii) in no event shall any of the Control Parties have any liability (whether based on contract or tort) to any other party hereto for any negligent misrepresentation or breach of any warranty with respect to any title defect to any Real Property included in the Assets, or with respect to any claims or losses attributable to, or arising from, any contamination of any such Real Property with any hazardous waste, hazardous substances or other hazardous or toxic materials (whether in violation of environmental laws or otherwise).

         Section 4.1 DUE ORGANIZATION. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Trevey and Bouchard are the only shareholders of the General Partner. Barton House is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to carry on its business as now conducted and as proposed to be conducted. Oakwell is a limited partnership duly organized, validly existing and in good

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

standing under the laws of the State of
Texas and (except as disclosed on Schedule 4.6-B) has all necessary power and authority to carry on its business as now conducted and as proposed to be conducted. The Limited Partner, Trevey and Bouchard are the only limited partners of each of the Partnerships, and the General Partner is the sole general partner of each of the Partnerships. Complete and correct copies of the Articles of Limited Partnership, Certificates of Limited Partnership and other organizational documents of the Partnerships, and all amendments thereto, are attached hereto as Schedule 4.1. The General Partner, Barton House and Oakwell are each qualified to do business, and each is in good standing, in Texas, which represents the only jurisdiction where such qualification is required for the conduct of any of the Control Parties' business as conducted on or prior to the Closing Date.

         Section 4.2 SUBSIDIARIES. Each of the Partnerships does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any person, business, corporation, partnership, association, joint venture, trust or other entity.

         Section 4.3 DUE AUTHORIZATION. Each Control Party has all necessary power and authority to enter into and perform this Agreement and each other agreement, instrument and document required to be executed by it in connection herewith. This Agreement and each other agreement, instrument and document required herein to be executed by any Control Party have been duly and validly authorized, executed and delivered by such party and constitute the valid and binding obligations of such party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, conservatorship, receivership and other similar laws of general

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

application affecting the rights and remedies of creditors. Except as disclosed on Schedule 4.21 attached hereto, the execution, delivery and performance of this Agreement and each other agreement, instrument and document required herein to be executed by any or all of the Control Parties will not (a) violate any federal, state, county or local law, rule or regulation applicable to the respective Control Party or its Assets, (b) violate or conflict with, or permit the cancellation of, any agreement to which any Control Party is a party, or by which any Control Party or its properties are bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of such properties, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, any Control Party or (d) violate or conflict with any provision of the organizational documents of any Control Party. Except as disclosed on Schedule 4.21 attached hereto, no action, consent or approval of, or filing with, any federal, state, county or local governmental authority is required of any Control Party in connection with the execution, delivery or performance of this Agreement (or any agreement or other document executed in connection herewith by such Control Party).

         Section 4.4 FINANCIAL STATEMENTS. The unaudited balance sheet and income statement of each of the Partnerships and the General Partner as of and for the year ended December 31, 1997, (collectively, the "Financial Statements") are attached hereto as Schedule 4.4. The Financial Statements have been prepared from the books and records of the Partnerships and the General Partner, respectively, on a basis consistent with the cash basis of accounting used in preparation of the Partnerships' and General Partner's tax returns and represent actual, bona fide transactions. The Financial Statements reflect, on a cost basis, all assets owned by the Partnerships and the General Partner (and do not include any assets not owned by the Partnerships or the General

Partner),  and
reflect all liabilities for money borrowed. The representations contained in the immediately preceding sentence are qualified in that (i) the Financial Statements include no footnotes; (ii) the Financial Statements may exclude accrued liabilities not yet due and amounts representing trade payables incurred in the ordinary course of business, and (iii) no representation is made with respect to the appropriateness or accuracy of methods of depreciation, with respect to the existence or adequacy of any depreciation or other valuation reserve, or with respect to the occurrence or non-occurrence of any event that could, in accordance with generally accepted accounting principles, result in a reduction in the carrying value of any asset. Except (a) for the obligations in the amounts disclosed on Schedule 1.6 attached hereto, (b) to the extent reflected in the Financial Statements, exclusive of any notes thereto and (c) for obligations arising in the ordinary course of the Partnerships' and General Partner's business in a transaction or related series of transactions not exceeding $5,000 in value, the Partnerships and the General Partner had, as of December 31, 1997, no liabilities of a type that would be required to be reflected as such in the Financial Statements, exclusive of any notes thereto. Except as set forth in Schedule 4.4 hereto, and except for increases in cost of sales and expenses resulting from the operations of the Partnerships and the General Partner in the ordinary course of its business consistent with past practice, since December 31, 1997 there has been no material adverse change in the financial position, assets, results of operations or business of the Partnerships or the General Partner.

         Section 4.5 CONDUCT OF BUSINESS; CERTAIN ACTIONS. Except as set forth on Schedule 4.5-A attached hereto (or such other Schedules as are specifically referred to below in this Section 4.5), since December 31, 1997, each of the Partnerships has conducted its business and operations in the ordinary  course
and consistent with its past practices and has not (a) increased the compensation of any of its employees, or, except for wage and salary increases made in the ordinary course of business and consistent with its past practices, increased the compensation of any other employees, (b) made capital expenditures exceeding $2,500 individually or $2,500 in the aggregate, except for those expenditures made directly and solely in connection with the Austin II project, located at 3706 Adelphi Lane, Austin, Texas 78727, (c) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $2,500 (other than sales of inventory in the ordinary course of business), (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (e) made or guaranteed any loans or advances to any party whatsoever, (f) suffered or permitted any lien, security interest, claim, charge or other encumbrance to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible, (g) canceled, waived or released any of its debts, rights or claims against third parties, (h) except as set forth on Schedule 4.5-B attached hereto, amended the Articles of Limited Partnership, Certificate of Limited Partnership or any other organizational document of the Partnerships, (i) made or paid any severance or termination payment to any employee or consultant in excess of $2,500, (j) made any change in its method of accounting, (k) made any investment or commitment therefor in any person, business, corporation, association, partnership, joint venture, trust or other entity, (l) except as set forth on Schedule 4.11 and
Schedule 4.15, made, entered into, amended or terminated any written employment contract, created, made, amended or terminated any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement or withdrawn from any "multi-employer plan" (as defined in the Internal Revenue
Code of 1986, as amended (the "Code")) so as to create any liability under ERISA (as hereinafter defined) to any entity, (m) amended, terminated or experienced a termination of any material contract, agreement, lease, franchise or license to which it is a party, (n) entered into any other material transactions except in the ordinary course of business, (o) except for such fees and expenses of the General Partner as have been approved in advance in writing by APS and as are reflected on Schedule 4.5-C attached hereto, distributed any cash or property of the Partnerships, directly or indirectly, to any partner (including, without limitation, any party hereto) in any capacity, (p) entered into any contract, commitment, agreement or understanding to do any acts described in the foregoing clauses (a)-(o) of this Section, (q) suffered any material damage, destruction or loss (whether or not covered by insurance) to any assets, (r) experienced any strike, slowdown or demand for recognition by a labor organization by or with respect to any of its employees, or (s) experienced or effected any shutdown, slow-down or cessation of any operations conducted by, or constituting part of, its business.

         Section 4.6 OWNERSHIP OF ASSETS: LICENSES, PERMITS, ETC. The General Partner and each of the Partnerships, as applicable, has good and indefeasible title to all of the Assets being contributed by it hereunder, subject only to the liens, security interests, claims and encumbrances specifically described on
Schedule 4.6-A. Except as disclosed on Schedule 4.6-B attached hereto, each of the Partnerships has such property and assets, real, personal and mixed, tangible and intangible, including leases and other contracts, which are required for, or used in connection with, the operation of its business as currently conducted. The Assets are in good operating condition and repair, subject to ordinary wear and tear, taking into account the respective ages of the properties involved and are adequate for the conduct of the business of each of the Partnerships or, in the case of Assets contributed by the General Partner, for their intended use. Attached hereto as Schedule 4.6-B is a list of all material federal, state, county and local governmental licenses, certificates and permits held or applied for by the General Partner and each of the Partnerships. The General Partner and each of the Partnerships has complied in all material respects, and each is in compliance in all material respects, with the terms and conditions of any such licenses, certificates and permits. Except as disclosed on Schedule 4.6-B attached hereto, no additional license, certificate or permit is required from any federal, state, county or local governmental agency or body thereof in connection with the conduct of the business of the General Partner and each of the Partnerships. Except as disclosed on Schedule 4.6-B attached hereto, no claim has been made by any governmental authority (and, to the knowledge of each of the Control Parties, no such claim has been threatened) to the effect that a license, permit, certificate or order not possessed by either of the Partnerships or the General Partner is necessary in respect of the business conducted by it. Except as disclosed on Schedule 4.6-B attached hereto, all of the licenses, permits and certificates noted on the attached Schedule 4.6-B are freely assignable to Newco and are included in the Assets.

         Section 4.7  ENVIRONMENTAL ISSUES.

         (a) For purposes of this Agreement, the term "environmental laws" shall mean all laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release, of any pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste and any order related thereto.

         (b) Each of the Partnerships and the General Partner has complied in all material respects with and obtained all authorizations and made all filings required by all applicable environmental laws. The properties occupied or used by each of the Partnerships and/or the General Partner, as the case may be, and the Sugarland Property (as hereinafter defined) have not been contaminated with any hazardous wastes, hazardous substances or other hazardous or toxic materials in violation of any applicable environmental law, the violation of which could have a material adverse impact on its business or financial position.

         (c) Neither of the  Partnerships  nor the General  Partner has received
(i) any notice, whether actual or constructive, formal or informal, official or unofficial, from the United States Environmental Protection Agency, that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund Notice"), as amended, (ii) any citation from any federal, state or local governmental authority for non-compliance with its requirements with respect to air, water or environmental pollution, or the improper storage, use or discharge of any hazardous waste, other waste or other substance or other material pertaining to its business ("Citations") or (iii) any written notice from any private party alleging any such non-compliance; and there are no pending or unresolved Superfund Notices, Citations or written notices from private parties alleging any such non-compliance.

         Section 4.8 INTELLECTUAL PROPERTY RIGHTS. Except for the trademarks "Barton House" and "Uncommon Care", there are no patents, trademarks, tradenames or copyrights, and no applications therefor, owned by or registered in the name of either of the Partnerships or the General Partner or in which either of the Partnerships or the General Partner has any right, license or interest. Schedule
4.8 lists all jurisdictions in which applications for registration of the registered trademarks have been made by either of the Partnerships or the General Partner, and describes the status of such applications. Except for software licenses included in the Assets, neither of the Partnerships nor the General Partner is a party to any license agreements, either as licensor or licensee, with respect to any patents, trademarks, tradenames or copyrights. Neither of the Partnerships nor the General Partner has received any notice that it is infringing any patent, trademark, tradename or copyright of others.

         Section 4.9 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 4.6-B attached hereto, each of the Partnerships and the General Partner has complied in all material respects, and each of such parties is in compliance in all material respects, with all federal, state, county and local laws, rules, regulations and ordinances currently in effect and applicable to its business. No claim has been made by any governmental authority (and, to the knowledge of each of the Control Parties, no such claim has been threatened) against either of the Partnerships or the General Partner to the effect that the business conducted by either of the Partnerships or the General Partner fails to comply with any law, rule, regulation or ordinance.

         Section 4.10 INSURANCE. Attached hereto as Schedule 4.10 is a list of all policies of fire, liability, business interruption and other forms of insurance and all fidelity bonds currently held by or applicable to either of the Partnerships or the General Partner, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium. To the knowledge of each of the Control Parties, no event directly relating to either of the

Partnerships or the General Partner has occurred which will result in a retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums. There have been no material changes in the type of insurance coverage maintained by either of the Partnerships or the General Partner during the past three (3) years, including, without limitation, any change which has resulted in any period during which either of the Partnerships had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of either of the Partnerships or the General Partner has been canceled within the last three (3) years and, to the knowledge of each of the Control Parties, no threat has been made to cancel any insurance policy of either of the Partnerships or the General Partner within such period.

         Section 4.11 EMPLOYEE BENEFIT MATTERS. Except as set forth on Schedule 4.11, neither of the Partnerships maintains, contributes to, nor is required to contribute to any "employee welfare benefit plan" (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended ("ERISA")) or any "employee pension benefit plan" (as defined in ERISA). Neither of the Partnerships presently maintains, has ever maintained, or had any obligation of any nature to contribute to, a "defined benefit plan" within the meaning of the Code.

         Section 4.12 CONTRACTS AND AGREEMENTS. Attached hereto as Schedule 4.12 is a list of all written or oral contracts, commitments, leases and other agreements (including, without limitation, promissory notes, loan agreements and other evidences of indebtedness) to which each of the Partnerships is a party or
by which each of the Partnerships or their respective properties are bound, pursuant to which the obligations thereunder of any party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases or other agreements during any year during the term thereof, $2,500 or greater, or which are otherwise material to the business of either of the Partnerships (including, without limitation, all mortgages, deeds of trust, security agreements, pledge agreements, service agreements and similar agreements and instruments and all confidentiality agreements). Neither of the Partnerships, and to the best knowledge of each of the Control Parties, no other party thereto, is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either of the Partnerships or, to the best knowledge of each of the Control Parties, by any other party thereto) under any such contracts, commitments, leases or other agreements. Neither of the Partnerships has waived any material right under any such contracts, commitments, leases or other agreements. Neither of the Partnerships has guaranteed any obligations of any other person.

         Section 4.13 CLAIMS AND PROCEEDINGS. Attached hereto as Schedule 4.13 is a list and description of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of each of the Control Parties, threatened against either of the Partnerships or the General Partner or affecting any of such respective entity's properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality. Except as set forth on Schedule
4.13 attached hereto, none of such claims, actions, suits, proceedings or investigations will result in any liability or loss to either of the Partnerships or the General Partner which (individually or in the aggregate) is material, and neither of the Partnerships nor the General Partner has been, and neither of the Partnerships nor the General Partner is now, subject to any order, judgment, decree, stipulation or consent of any court, governmental body or agency. No inquiry, action or proceeding has been asserted, instituted or, to the best knowledge of each of the Control Parties, threatened against any of the Control Parties to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.

         Section 4.14 TAXES. All federal, foreign, state, county and local income, gross receipts, excise, property, franchise, license, sales, use, withholding and other tax (collectively, "Taxes") returns, reports and declarations of estimated tax (collectively, "Returns") which were required to be filed by either of the Partnerships on or before the date hereof have been filed within the time (including any applicable extensions) and in the manner provided by law, and all such Returns are true and correct in all material respects and accurately reflect the Tax liabilities of each of the respective Partnerships. All Taxes, assessments, penalties and interest which have become due pursuant to such Returns have been paid or adequately accrued in the Financial Statements. As of the Closing Date, neither of the Partnerships will owe any taxes for any period prior to the Closing Date which are not fully reflected, by type and amount, on Schedule 4.14 attached hereto. As of the Closing Date, neither of the Partnerships will owe any Taxes for any period prior to the Closing which are not reflected on the Financial Statements or on
Schedule 4.14 attached hereto, except for Taxes attributable to the respective operations of each of the Partnerships between the Effective Time and the Closing Date. Neither of the Partnerships has executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or, to the best knowledge of each of the Control Parties, threatened claims, assessments, notices, proposals to assess, deficiencies or audits, other than those disclosed on Schedule 4.13, (collectively, "Tax Actions") against either of the Partnerships with respect to any Taxes owed or allegedly owed by it. Otherwise, neither of the Partnerships' Returns have been audited. Except for any statutory liens for taxes not yet due, there are no tax liens on any of the assets of either of the Partnerships. Proper and accurate amounts have been withheld and remitted by each of the Partnerships from and in respect of all persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. Neither of the Partnerships is a party to any tax sharing agreement.

         Section 4.15 PERSONNEL. Attached hereto as Schedule 4.15 is a list of names and current annual rates of compensation of the employees of each of the Partnerships whose rates of compensation, on an annualized basis, during calendar year 1997 (including base salary, bonus, commissions and incentive pay) are expected to exceed $25,000. Except as set forth on Schedule 4.15, there are no bonus, profit sharing, percentage compensation, company automobile, club membership and other like benefits, if any, paid or payable by either of the Partnerships to such employees from December 31, 1997 through the Closing Date.
Schedule 4.15 attached hereto also contains a brief description of all material terms of employment agreements and confidentiality agreements to which either of the Partnerships is a party and all severance benefits which any director, officer, employee, agent or sales representative of either of the Partnerships is or may be entitled to receive. Each of the Partnerships has delivered to APS accurate and complete copies of all such employment agreements,  confidentiality
agreements and all other agreements, plans and other instruments to which it is a party and under which its employees are entitled to receive benefits of any nature. There is no pending or, to the best knowledge of each of the Control Parties, threatened (a) labor dispute or union organization campaign relating to either of the Partnerships, (b) claims against either of the Partnerships or any of the Control Parties by any employees of either of the Partnerships (other than Workers' Compensation claims specifically described on Schedule 4.13) or
(c) terminations, resignations or retirements of any employees of either of the Partnerships. None of the employees of either of the Partnerships are represented by any labor union or organization. There is no unfair labor practice claim against either of the Partnerships before the National Labor Relations Board or any strike, labor dispute, work slowdown or work stoppage pending or, to the best knowledge of each of the Control Parties, threatened against or involving either of the Partnerships.

         Section 4.16 BUSINESS RELATIONS. None of Control Parties has been notified that any supplier or customer of either of the Partnerships (other than those listed in Schedule 4.16 attached hereto) will cease or refuse to do business with either of the Partnerships or Newco in the same manner as previously conducted with each of such entities as a result of or after the consummation of the transactions contemplated hereby. Neither of the
Partnerships has received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by it.

         Section 4.17 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 4.17 attached hereto, all of the accounts, notes and loans receivable that have been recorded on the books of each of the Partnerships are bona fide and represent amounts validly due.

         Section 4.18 AGENTS. Except as set forth on Schedule 4.18 attached hereto, neither of the Partnerships has designated or appointed any person (except for the General Partner, solely in its capacity as the general partner of the Partnership) or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect.

         Section 4.19 INDEBTEDNESS TO AND FROM PARTNERS AND EMPLOYEES. Except as set forth on Schedule 4.19 attached hereto, neither of the Partnerships owes any indebtedness to any of its partners or employees or has indebtedness owed to it from any of its partners or employees, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in its ordinary course of business and consistent with its past practices. As of the Effective Time and the Closing Date all amounts due either of the Partnerships from any partner or employee of it (or any of their family members) shall have been repaid in full.

         Section  4.20  COMMISSION  SALES  CONTRACTS.  Except  as  disclosed  in
Schedule 4.20 attached hereto, neither of the Partnerships employs or has any relationship with any individual, corporation, partnership or other entity whose compensation from either of the respective Partnerships is in whole or in part determined on a commission basis.

         Section 4.21 CERTAIN CONSENTS. Except as set forth on Schedule 4.21 attached hereto, there are no consents, waivers or approvals required to be executed and/or obtained by any of the Control Parties from third parties (including, without limitation, the spouse of Trevey or Bouchard) in connection with the execution, delivery and performance of this Agreement.

         Section 4.22 BROKERS. No Control Party has engaged, or caused any liability to be incurred to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         Section 4.23 INTEREST IN COMPETITORS, SUPPLIERS AND CUSTOMERS. Except as set forth on Schedule 4.23 attached hereto, no Control Party or any affiliate of any Control Party, and to the knowledge of each of the Control Parties no employee of either of the Partnerships or any affiliate of any employee of either of the Partnerships, has any ownership interest in any competitor, customer or supplier of either of the respective Partnerships or any property used in the operation of the business of either of the respective Partnerships.

         Section 4.24 WARRANTIES. Except as set forth on Schedule 4.24, neither of the Partnerships has made any contractual warranties or guarantees (other than warranties arising purely by operation of law), whether written or oral, to third parties with respect to any products sold or services rendered by it. Except as set forth on Schedule 4.24 attached hereto, no claims for breach of product or service warranties have been made against either of the Partnerships.

         Section 4.25 NO DEFAULTS. No Control Party is aware of any breach or default by any other Control Party of any of the representations, warranties, covenants or agreements contained herein.

         Section 4.26 INVESTMENT INTENT. Each of the Control Parties who shall receive Common Stock of Newco pursuant to this Agreement or any other transaction contemplated by this Agreement or the Shareholders Agreement (whether or not such receipt occurs subsequent to execution of this Agreement or the Shareholders Agreement) (a) is acquiring the Common Stock for its own account for investment and not with a view to, or in connection with, a distribution thereof, within the meaning of the Act, (b) is an "accredited investor" within the meaning of Rule 501 under the Act, (c) will not sell or transfer the Common Stock unless (i) such transfer is provided for, or pursuant to, the provisions of the Shareholders Agreement and (ii) such Common Stock is registered under the Act or such sale or transfer is exempt from such registration requirements, (d) is able to bear the economic risk of its acquisition of the Common Stock and (e) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of, and protecting its interests with respect to, its acquisition of the Common Stock.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 EXECUTION OF DOCUMENTS. Each and every party to this Agreement agrees that it will execute, as necessary, or cause to be executed, at or before the Closing Date, the

Organizational  Documents,  the  Shareholders
Agreement, the Assignment and Assumption Agreement, and the respective Employment Agreement, as well as all other agreements, documents or instruments contemplated in this Agreement or relating to such agreements, documents or instruments contemplated by this Agreement.

         Section 5.2 COOPERATION RELATING TO FINANCIAL STATEMENTS. Each of the parties hereto agrees to cooperate with APS, solely at the expense of Newco, in the preparation of any financial statements of Newco which APS may be required by any applicable law to prepare; provided, however, that APS shall pay, or reimburse Newco, for any such financial statements prepared at the request of APS or its affiliates and which Newco would not otherwise have been required to prepare pursuant to any contractual agreements or other law. The parties agree that the Limited Partner's obligations hereunder will be limited to providing such information as is within its or its underlying partners' actual knowledge without any obligation of inquiry.

         Section 5.3 SHAREHOLDER AND DIRECTOR ACTION. Each of the parties hereto (other than Newco) hereby expressly acknowledges and agrees that Newco has been properly and lawfully formed, and that Newco possesses all necessary power and authority to perform all of its obligations under this Agreement, the Organizational Documents and all other agreements, documents and instruments executed by Newco in connection herewith, including, without limitation, the execution, acknowledgment and delivery of all agreements, documents and instruments necessary to provide for a secured line of credit to Newco by APS in the amount of $2.4 million and under the terms and conditions as set forth in the documentation therefor, attached hereto as Exhibit D (the "Line of Credit"). Each party agrees, upon the request of any other party hereto, to execute and deliver such resolutions, written consents, documents and instruments, and take such other actions, as necessary or convenient in order to more fully evidence the authority of Newco hereunder and under such other agreements and the binding and enforceable nature of Newco's commitment as a party hereunder and under such other agreements, notwithstanding the official date of Newco's creation.

         Section 5.4 CAPITAL CONTRIBUTIONS; LINE OF CREDIT. Except as provided in Article I, no party hereto shall be obligated to contribute or provide for any additional debt or equity capital to Newco; provided, however, APS shall comply with its obligations arising under the Line of Credit.

         Section 5.5 PROPERTY DISTRIBUTIONS. Except for such fees and expenses of the General Partner as have been approved in advance in writing by APS and as are reflected on Schedule 4.5-C attached hereto, each of the parties hereto agrees that neither of the Partnerships shall make any distributions prior to the Closing Date, whether in cash or other property, directly or indirectly, to any partner (including, without limitation, any of the parties hereto) in any capacity. Each party hereto agrees that it shall not accept any such distribution and warrants that it has no knowledge, actual or constructive, of any such distribution, except as disclosed on Schedule 4.5-C attached hereto.

         Section 5.6 CONTINUED EXISTENCE OF PARTNERSHIPS. The Partnerships, the General Partner, the Limited Partner, Trevey and Bouchard each hereby covenants and agrees that they will take such actions as necessary to continuously maintain the lawful existence of each of the

Partnerships  until  December 31,
1998, including, without limitation, all such actions reasonably necessary to prevent the dissolution, liquidation or termination of either of the Partnerships. Notwithstanding the foregoing, the Partnerships, the General Partner, the Limited Partner, Trevey or Bouchard shall each be entitled to cause the Partnerships and/or the General Partner to distribute the proceeds received by the Partnerships and General Partner pursuant to Section 1.1 and Section 1.2 hereof.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 APS'S CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, APS shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the APS Cash Contribution to Newco; (b) the Line of Credit, the Assignment and Assumption Agreement, the Organizational Documents and the Shareholders Agreement; and (c) such good standing certificates, officer certificates and similar documents and certificates as counsel for any of the parties hereto may reasonably require.

         Section 6.2 ADDITIONAL PURCHASERS' CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, each Additional Purchaser shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the Additional Purchaser's Cash Contribution; (b) the Shareholders Agreement; and (c) such good standing certificates, officer and/or partnership certificates and similar documents and certificates as counsel for any of the parties may reasonably require.

         Section 6.3 PARTNERSHIPS' CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, each of the Partnerships shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the Assignment and Assumption Agreement, the Shareholders Agreement and the Organizational Documents; and (b) such good standing certificates, officer and/or partnership certificates and similar documents and certificates as counsel for any of the parties may reasonably require.

         Section 6.4 GENERAL PARTNER'S CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, the General Partner shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the Assignment and Assumption Agreement, the Shareholders Agreement and the Organizational Documents; and (b) such good standing certificates, officer and/or partnership certificates and similar documents and certificates as counsel for any of the parties may reasonably require.

         Section 6.5 THE LIMITED PARTNER'S CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, the Limited Partner shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the Assignment and Assumption Agreement, the Shareholders Agreement and the Organizational Documents; and (b) such good standing certificates, officer and/or partnership certificates and similar documents and certificates as counsel for any of the parties may reasonably require.

         Section 6.6 TREVEY'S CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, Trevey shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the Shareholders Agreement and the Organizational Documents; and
(b) such good standing certificates, officer and/or partnership certificates and similar documents and certificates as counsel for APS may reasonably require.

         Section 6.7 BOUCHARD'S CLOSING OBLIGATIONS. At the Closing, subject to the terms and conditions set forth in this Agreement, Bouchard shall execute, acknowledge and deliver or cause to be delivered, to the other parties, where required: (a) the Shareholders Agreement and the Organizational Documents; and
(b) such good standing certificates, officer and/or partnership certificates and similar documents and certificates as counsel for any of the parties may reasonably require.

                                   ARTICLE VII
                INDEMNIFICATION OF APS, LIMITED PARTNER AND NEWCO

         Section 7.1 INDEMNIFICATION BY THE CONTROL PARTIES. The Control Parties, each jointly and severally, agree to indemnify and hold harmless APS, the Limited Partner and, following the Closing, Newco, and each officer, director, partner, employee and affiliate of APS, the Limited Partner and, following the Closing, Newco (collectively, the "APS Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and attorneys' fees and expenses incurred in investigating  and  preparing  for any  litigation or
proceeding) (collectively, "Indemnified Costs") in connection with the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") which any of the APS Indemnified Parties may sustain, arising out of (a) any breach or default by any Control Party of any of its representations, warranties, covenants or agreements contained in this Agreement or any agreement or document executed in connection herewith (including, without limitation, the Organizational Documents), (b) any obligation or liability of either of the Partnerships or any of the Control Parties not assumed by Newco pursuant to Section 1.6 of this Agreement and/or
(c) any obligations or liabilities with respect to any claims (including, without limitation, claims for failure to be properly licensed) asserted before or after the Closing based on the business, acts or omissions of the General Partner or either of the Partnerships that occurred prior to the Closing. Notwithstanding the foregoing or any other provision of this Agreement, (i) an obligation of the Control Parties shall arise under this Section only if and to the extent that Indemnified Costs owed to all APS Indemnified Parties hereunder, in the aggregate, exceed $100,000, (ii) Trevey and Bouchard shall have no indemnity obligation hereunder with respect to any title defect to any Real Property included in the Assets, and the Control Parties shall have no indemnity obligation hereunder with respect to any claims or losses attributable to, or arising from, any contamination of any such Real Property with any hazardous waste, hazardous substances or other hazardous or toxic materials (whether in violation of environmental laws or otherwise), and (iii) the Control Parties shall have no indemnity obligation hereunder with respect to any claims or causes of action which ultimately (x) are dismissed "with prejudice" without any judgment having been entered against any of the APS Indemnified Parties or any Control Parties, or (y) are resolved in a final, nonappealable judicial determination of no liability on the part of any APS Indemnified Parties or any Control Parties.

         The combined indemnity obligation of Trevey or Bouchard arising from the provisions of this Section for any one or more claimed losses or events of damage, whether directly or by reason of their ownership of or receipt of distributions from the General Partner or either Partnership, shall not exceed an amount equal to the value, as of the time for payment of the indemnity obligation in question and before taking into account the effect, if any, on such value of the loss, claim or damage giving rise to the indemnity obligation in question and any other alleged or asserted indemnity obligations then outstanding, of an interest in Newco corresponding to an aggregate ownership interest in Newco of 1,100,000 shares of Common Stock, reduced by the number of shares of Common Stock previously transferred by Bouchard or Trevey to any party hereto pursuant to the indemnity provisions hereof (as the same may be adjusted for stock splits and stock dividends occurring after the date hereof). The indemnity obligation of each of Trevey and Bouchard taken separately arising from the provisions of this Section for any one or more claimed losses or events of damage, whether directly or by reason of his ownership of or receipt of distributions from the General Partner or either Partnership, shall not exceed an amount equal to one-half the amount calculated pursuant to the preceding sentence. Neither Trevey nor Bouchard shall be obligated to pay any cash or property other than Newco Common Stock on account of any indemnity obligation accruing hereunder unless, in violation of any term or provision of the Shareholders Agreement, he has previously transferred (other than in connection with the payment of an indemnity obligation) any of the shares of Common Stock issued to him at the Closing (including shares of Common Stock transferred to him by the General Partner or the Partnerships from the shares initially received by the General

Partner or the Partnerships at the Closing) or any shares of Common Stock issued without consideration in respect of any such shares; if either Trevey or Bouchard has made such a transfer, he shall be liable to pay cash in respect of any indemnity obligation arising hereunder only to the amount of the value of such shares of Common Stock so transferred (calculated in accordance with the first sentence of this paragraph), subject to the limits on aggregate liability set forth in this paragraph. Any indemnity obligation owed by either Trevey or Bouchard hereunder shall be payable first, and to the extent possible, by transfer by Trevey and/or Bouchard to the appropriate APS Indemnified Parties of that number of shares of Common Stock of Newco equal in value (with value determined before taking into account the effect, if any, on such value of the loss, claim or damage giving rise to the indemnity obligation in question and any other alleged or asserted indemnity obligations then outstanding) to the indemnified loss. Any actual recovery by the APS Indemnified Parties from any other Control Party shall first be deducted in arriving at the remaining aggregate indemnity obligations of Trevey and Bouchard. Any shares of Newco Common Stock transferred by Trevey or Bouchard under the provisions of this Section shall be distributed pro rata to each of the APS Indemnified Parties based upon the proportionate share of Indemnified Costs incurred by each such party. In the event that Newco shall receive, as an APS Indemnified Party, shares of stock forfeited by Trevey or Bouchard hereunder, such stock shall be recorded on Newco's books and held by Newco as treasury stock. In determining the value of Common Stock for purposes of this Section, the methodology specified for determining "Appraised Value" under the provisions of Section 5.2 of the Shareholders Agreement shall be utilized.

         The APS Indemnified Parties and all parties claiming under the APS Indemnified Parties waive any right of subrogation with respect to any matter indemnified hereunder to the extent of insurance actually in force which provides coverage with respect to such indemnified event. Furthermore, the APS

Indemnified Parties and all parties claiming under the APS Indemnified Parties agree not to assign or transfer (by subrogation or otherwise) to any insurance carrier or any third-party claiming under any insurance carrier, any right of recovery under this Agreement.

         Notwithstanding the foregoing or any other provision of this Agreement, any obligations arising in connection with a breach, or threatened breach, by Trevey and/or Bouchard, as the case may be, of the provisions of Section 10.3 or
Article 9 hereof shall not be subject to the foregoing limitations or manner of payment provisions, or any other limitations or qualifications, and in the event of any such breach, or threatened breach, of any such provisions, the parties seeking relief related thereto shall have all remedies available to them at law, in equity, or otherwise.

         Section 7.2 DEFENSE OF THIRD-PARTY CLAIMS. An APS Indemnified Party shall give prompt written notice to each of the Control Parties of the commencement or assertion of any third party action in respect of which such APS Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Control Parties shall not relieve the Control Parties from any liability that they may have to such APS Indemnified Party under this Article unless the failure to give such notice materially and adversely prejudices the Control Parties. The Control Parties shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

         (a) The APS Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action;

         (b) The Control Parties shall obtain the prior written approval of the APS Indemnified Party, which approval shall not be unreasonably withheld, before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the APS Indemnified Party;

         (c) None of the Control Parties shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the execution and delivery of a release from all liability in respect of such third-party action by each claimant or plaintiff to, and in favor of, each APS Indemnified Party; and

         (d) None of the Control Parties shall be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the APS Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action as to which the Control Parties fail to assume the defense within thirty (30) days; provided, however, that the APS Indemnified Party shall make no settlement, compromise, admission or acknowledgment which would give rise to liability on the part of the Control Parties, without the prior written consent of the Control Parties.

         (e) The Control Parties shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Article to or for the account of the APS Indemnified Party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable, provided that the APS Indemnified Party has agreed in writing to reimburse the Control Parties for the full amount of such payments if the APS Indemnified Party is ultimately determined not to be entitled to such indemnification. If the Control Parties fail to timely remit payments of amounts owed hereunder, such amounts shall accrue interest at the maximum rate of interest permissible under applicable state or federal law.

         (f) The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

                                  ARTICLE VIII
                     INDEMNIFICATION OF THE CONTROL PARTIES

         Section 8.1 Indemnification by APS. APS agrees to indemnify and hold harmless the Control Parties and the Limited Partner (collectively, the "Indemnified Control Parties") from and against any and all Indemnified Costs in connection with the commencement or assertion of any third party action which any of the Indemnified Control Parties may sustain, arising out of any breach or default by APS of any of its representations, warranties, covenants or agreements contained in this Agreement or any agreement or document executed in connection herewith (including, without limitation, the Organizational Documents). Notwithstanding the foregoing or any other provision of this Agreement, an obligation of APS shall arise under this Section only if and to the extent that Indemnified Costs owed to all Indemnified Control Parties hereunder, in the aggregate, exceed $100,000.

         The Indemnified Control Parties and all parties claiming under the Indemnified Control Parties waive any right of subrogation with respect to any matter indemnified hereunder to the extent of insurance actually in force which provides coverage with respect to such indemnified event. Furthermore, the Indemnified Control

Parties and all  parties  claiming  under the  Indemnified
Control Parties agree not to assign or transfer (by subrogation or otherwise) to any insurance carrier or any third-party claiming under any insurance carrier, any right of recovery under this Agreement.

         Section 8.2 INDEMNIFICATION BY THE LIMITED PARTNER. The Limited Partner agrees to indemnify and hold harmless the Control Parties and APS from and against any and all Indemnified Costs in connection with the commencement or assertion of any third party action which any Control Party or APS may sustain, arising out of any breach or default by the Limited Partner of any of its representations, warranties, covenants or agreements contained in this Agreement or any agreement or document executed in connection herewith. Notwithstanding the foregoing or any other provision of this Agreement, an obligation of the Limited Partner shall arise under this Section only if and to the extent that Indemnified Costs owed to all the Control Parties and APS hereunder, in the aggregate, exceed $100,000.

         Section 8.3 INDEMNIFICATION BY NEWCO. Newco agrees to indemnify and hold harmless APS, the Control Parties and the Limited Partner from and against any and all Indemnified Costs arising from, or in connection with, (a) any of the liabilities specifically assumed by Newco at Closing pursuant to Section 1.6 hereof, (b) any demands made against Trevey and Bouchard under the terms of the personal guaranty and/or maker obligations described in Section 1.8 hereof, and/or (c) any obligations or liabilities with respect to any claims asserted based on the business of Newco conducted after the Closing. Notwithstanding the foregoing or any other provision of this Agreement, an obligation of Newco shall arise under this Section only if and to the extent that Indemnified Costs owed to all the Control Parties and the Limited Partner hereunder (other than obligations arising pursuant to subsection (b) above), in the aggregate, exceed $100,000.

         Section 8.4 DEFENSE OF THIRD-PARTY CLAIMS. The indemnified party or parties (both individually and collectively, the "indemnified party") under the foregoing provisions of this Article shall give prompt written notice to the indemnifying party or parties (both individually and collectively, the
"indemnified party") under the foregoing provisions of this Article of the commencement or assertion of any third party action in respect of which such indemnified party shall seek indemnification hereunder. Any failure to so notify the indemnifying party shall not relieve such indemnifying party from any liability that it may have to such indemnified party under this Article unless the failure to give such notice materially and adversely prejudices the indemnifying party. The indemnifying party shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

         (a) The indemnified party shall be entitled, at his, her or its own expense, to participate in the defense of such third-party action;

         (b) The indemnifying party shall obtain the prior written approval of the indemnified party, which approval shall not be unreasonably withheld, before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the indemnified party;

         (c) The indemnifying party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the execution and delivery of a release from all liability in respect of such third-party action by each claimant or plaintiff to, and in favor of, each indemnified party; and

         (d) The indemnifying party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the indemnified party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action as to which the indemnifying party fails to assume the defense within thirty (30) days; provided, however, that the indemnified party shall make no settlement, compromise, admission or acknowledgment which would give rise to liability (other than liability to the indemnified party under this Agreement) on the part of the indemnifying party without the prior written consent of such indemnifying party.

         (e) The indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Article to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable, provided that the indemnified party has agreed in writing to reimburse the indemnifying party for the full amount of such payments if the indemnified party is ultimately determined not to be entitled to such indemnification. If the indemnifying party fails to timely remit payments of amounts owed hereunder, such amounts shall accrue interest at the maximum rate of interest permissible under applicable state or federal law.



         (f) The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

                                   ARTICLE IX
                              RESTRICTIVE COVENANTS

         Section 9.1 RELEASE OF PARTNERSHIP PROVISIONS. Each of the Partnerships, the General Partner, the Limited Partner, Trevey and Bouchard hereby covenant and agree that the General Partner, Trevey and Bouchard are hereby released from any restrictive agreements, covenants, provisions or conditions contained in the Articles of Limited Partnership, Certificate of Limited Partnership or other organizational documents entered into with respect to the Partnerships. Without limiting the foregoing, it is specifically acknowledged and agreed that the provisions of ARTICLE XIII (Right of First Refusal) of the Amended and Restated Articles of Limited Partnership of Barton House, and the provisions of ARTICLE XIII (Right of First Refusal) of the Articles of Limited Partnership of Oakwell, are hereby waived and released in all respects and shall hereafter be null and void. It is expressly agreed and understood that the provisions of this Section in no way modify, limit or otherwise affect any obligations of the parties contained in this Article, or elsewhere in this Agreement, or in any other contract or agreement entered into pursuant to the transactions contemplated by this Agreement.

         Section 9.2 NON-DISCLOSURE OF PROPRIETARY INFORMATION. Each party hereto agrees that through its relationship and dealings with Newco, it will be exposed to confidential information and trade secrets ("Proprietary Information") pertaining to, or arising from, the business of Newco or Newco's affiliates, that such Proprietary Information is unique and valuable and that Newco or Newco's affiliates would suffer irreparable injury if this information were divulged to those in competition with Newco or Newco's affiliates.
Therefore, each party agrees to keep in strict secrecy and confidence, both during and after the period of its relationship or business dealings with Newco, any and all information which it acquires, or to which it has access during such relationship or through such dealings, that has not been publicly disclosed by Newco or Newco's affiliates or that is not a matter of common knowledge by their respective competitors. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Newco, marketing and other business and pricing strategies and trade secrets of Newco and Newco's affiliates; provided, however, that Proprietary Information shall not include any such information which has become generally known to the public or in the relevant trade or industry by means other than as a result of unauthorized disclosure by or at the direction of the party relying on this exception.

         At all times after the Closing, except with prior written approval by the Board of Directors of Newco (pursuant to Article VIII, subsection (t) of the Shareholders Agreement and Article 3, Section 8(t) of Newco's Bylaws), in each instance, no party shall: (a) directly or indirectly, disclose any Proprietary Information to any person except authorized personnel of Newco, or (b) use Proprietary Information in any way not related solely to the business of Newco. If such party is an employee of Newco or Newco's affiliates, upon termination of employment, whether voluntary or involuntary, within forty-eight (48) hours of termination, such employee will deliver to Newco

(without  retaining  copies
thereof) all documents, records or other memorializations including copies of documents and any notes which such employee has prepared, that contain Proprietary Information or relate to Newco's or Newco's affiliates' business, all other tangible Proprietary Information in such party's possession or control and all of Newco's and Newco's affiliate's credit cards, keys, equipment, vehicles, supplies and other materials that are in possession or under such employee's control.

         Notwithstanding the foregoing or any other provision of this Agreement, any party shall be entitled to divulge or disclose Proprietary Information (x) to its accountants, attorneys, bankers or financial advisors (its "Representatives") for the sole purpose of representing it in connection with the business of Newco, (y) in the event that it or its Representatives are requested or required during or through legal proceedings by oral questions, interrogatories, requests for information or documents, subpoenas, or other similar legal process to disclose any of the Proprietary Information, but only after such party provides the other parties hereto ten (10) days, following written notice of any such request or requirement, to seek a protective order or other appropriate remedy, or waive compliance with the provisions of this subsection, (z) it or its Representatives are, in the written opinion of qualified legal counsel addressed and delivered to the other parties hereto not less than ten (10) days prior to any disclosure, legally compelled to disclose Proprietary Information to any tribunal, agency or governmental regulatory body or else stand liable for contempt or suffer other censure or penalty, but only to the extent required under the circumstances.

         Section 9.3 NON-COMPETITION. Each party to this Agreement (other than Newco) hereby agrees that, such party will not directly or indirectly, either through any kind of ownership

(other than ownership of securities of a publicly held corporation, or other entity, of which it owns less than five percent (5%) of any class of outstanding securities), or as a principal, shareholder, agent, employer, advisor, consultant, co-partner or in any individual or representative capacity whatever, either for its own benefit or for the benefit of any other person, corporation or other entity, without the prior written consent of all other parties hereto, commit any of the following acts, which acts shall be considered violations of this covenant not to compete:

          (a) Directly or indirectly (other than through Newco), anywhere within any state of the United States in which, at the time such party's employment relationship with Newco, if applicable, terminates, Newco owns, operates, or has specific plans to acquire, develop or operate, a business location providing, or to provide, any Covered Services (as herein defined), engage in, or provide any services related to the provision of assisted living services to senior citizens with dementia, or any related services. For purposes of this Agreement, "Covered Services" means any services related to the provision of assisted living services to senior citizens with dementia or any related services.

         Notwithstanding the foregoing or any other provision of this Agreement,
(A) the restrictions contained in this subsection (a) shall lapse with respect to Trevey on the later of (x) the fifth anniversary of the Closing Date and (y) the second anniversary of the date that Trevey voluntarily terminates his employment with Newco, (B) the restrictions contained in this subsection (a) shall lapse with respect to Bouchard on the later of (x) the fifth anniversary of the Closing Date and (y) the second anniversary of the date that Bouchard voluntarily terminates his employment with Newco, and (C) if Newco terminates the employment of either Bouchard or

Trevey, the restrictions contained in this subsection (a) shall lapse with respect to the terminated party on the first anniversary of such termination. The restrictions contained in this subsection
(a) shall cease to be effective with respect to all parties hereto at any time that both Bouchard and Trevey are not longer bound by such restrictions. Furthermore, in no event shall any party be bound by the provisions of this subsection (a) after the earlier to occur of (i) the expiration of five years from the date the common stock of Newco becomes publicly traded pursuant to an underwritten registered public offering, or (ii) the expiration of ten years after the Closing Date.

         (b) Directly or indirectly, for such party's own account or otherwise, solicit business from, divert business from or attempt to convert to other methods of using the same or similar products or services as provided by Newco or Newco's affiliates, any client, account or location of Newco or Newco's affiliates with which such party has had any contact as a result of its relationship and business dealings with Newco hereunder.

         (c) Directly or indirectly request or advise any person, firm, physician, corporation or other entity having a business relationship with Newco or any affiliate of Newco, to withdraw, curtail or cancel its business with Newco or such affiliate.

         (d) Directly or indirectly hire any employee of Newco or any affiliate of Newco, or induce or attempt to influence any employee or independent contractor of Newco or any such affiliate to terminate or modify his or her employment or contractual arrangement with Newco or any such affiliate.

         Section 9.4 AGREEMENT OF THE PARTIES. Each party hereto has reviewed and carefully considered the provisions of this Article and, having done so, agrees that the restrictions applicable to them as set forth herein (a) are fair and reasonable with respect to time, geographic area and scope, (b) are not unduly burdensome to them and (c) are reasonably required for the protection of the interests of the other parties hereto for whose benefit such restrictions were agreed upon.

         Section 9.5 REMEDIES. Each party hereto understands, acknowledges and agrees that a violation on its part of any applicable covenant contained in this Article will cause the other parties hereto for whose benefit such restrictions were agreed upon irreparable damage for which remedies at law alone will be insufficient, and for that reason, each party hereto agrees that the other parties shall be entitled as a matter of right, upon application to a court of competent jurisdiction, to equitable remedies in the event of any such violation, including specific performance and injunctive relief, therefor. The right to specific performance and injunctive relief shall be cumulative and in addition to whatever other remedies, at law or in equity, that the other parties may have, including, specifically, recovery of additional damages.

                                    ARTICLE X
                             POST CLOSING AGREEMENTS

         Section 10.1 Transition of Business. Each of the Control Parties agrees to cooperate fully with Newco in transitioning the business conducted, and business relationships maintained by each of the Partnerships (and by the General Partner as to the Assets contributed to Newco by the General Partner) prior to the Closing, to Newco after the Closing (including, without limitation, the re-registration in all applicable jurisdictions, under the name of Newco, of all registered trademarks or servicemarks included in the Assets); APS and each Control Party agree not to take any action or make any disclosure, including disclosures related to the transactions contemplated by this Agreement, which might alter or impair any relationship with any customer, or other service recipient, person or entity which did business with either of the Partnerships prior to the Closing. Each Control Party agrees to promptly remit to Newco any payments received by any Control Party for services provided by either of the Partnerships after the Effective Time and before the Closing, or by Newco after the Closing. Furthermore, each of the Control Parties agrees to deposit any such payments received directly to a deposit account designated and controlled by Newco or to take such other action as may be requested by APS to implement and maintain a system for remitting payments due Newco which come into the possession or control of any Control Party. The provisions of this Section shall not require any party hereto to incur out-of-pocket costs unless Newco pays for, or agrees to reimburse, such costs.

         Section 10.2 RATIFICATION BY NEWCO. Each and every party to this Agreement hereby expressly agrees that it will not challenge or contest, on legal grounds or otherwise, Newco's execution of, and power and authority to perform its obligations under, this Agreement, notwithstanding the official date of Newco's creation.

         Section 10.3 EMPLOYMENT WITH NEWCO. Trevey and Bouchard each agree to enter into an Employment Agreement in the form attached hereto as Exhibit E (collectively, the "Employment Agreements") at the Closing. Trevey and Bouchard each agree (a) to comply with the terms of his respective Employment Agreement and (b) not to terminate his employment with Newco for so long as Newco complies with the terms of the Employment Agreement.

         Section 10.4 DISPOSITION OF SUGARLAND PROPERTY. After Closing, upon maturity of that certain promissory note dated December 2, 1997 in the original principal amount of $300,000, arising out of a loan by APS to the General Partner, (the "Sugarland Note"), and secured by that certain real property located at 3050 and 3060 Edgewater Boulevard, Sugarland, Texas 77479 (the "Sugarland Property"), Newco agrees to purchase, and the General Partner agrees to sell, the Sugarland Property to Newco (free of all liens, claims and encumbrances) in exchange for Newco's paying to the General Partner, in immediately available funds, an amount of money equal to all amounts due under the Sugarland Note. The General Partner shall execute, acknowledge and deliver or cause to be delivered to Newco and APS such documents of title and conveyance relating to the Sugarland Property as Newco, APS or their counsel may request. All such documents must be reasonably acceptable in both form and substance to Newco and APS and their counsel, and Newco agrees to reimburse the General Partner for reasonable and necessary out-of-pocket costs incurred in obtaining or providing such documents.

         Section 10.5 FORM D FILING. Following the Closing, Newco shall properly and timely file with the Securities and Exchange Commission a Form D, and all parties agree to cooperate, as necessary, to facilitate such filing.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 COLLATERAL AGREEMENTS, AMENDMENTS AND WAIVERS. This Agreement (together with all documents delivered pursuant hereto, executed in connection herewith, or contemplated herein) supersedes all other documents, understandings and agreements, oral or written and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement or contemplated herein, unless otherwise expressly provided therein) may be made only by an instrument in writing executed by each party thereto.

         Section 11.2 SUCCESSORS AND ASSIGNS. No party's rights or obligations under this Agreement may be assigned, transferred, conveyed or otherwise disposed of except pursuant to that certain Shareholders Agreement executed in connection with this Agreement. Upon any such permitted assignment, the assignee shall execute the Shareholders Agreement, or a counterpart thereof, and the assignor and the assignee shall thereafter be jointly and severally responsible for the obligations of assignor hereunder. Furthermore, no assignment, of any type, of rights or obligations under this Agreement shall in any way limit, modify or otherwise affect the obligations of the remaining parties to this Agreement. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement or contemplated herein) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto acknowledge and agree that APS shall have unrestricted rights, upon written notice to the other parties hereto, to freely assign its rights under this Agreement and the other contracts or agreements entered into by APS pursuant hereto, to any entity, the majority of whose voting equity securities is then owned directly or indirectly by APS; provided, however, that APS shall remain fully liable for all its obligations hereunder or under such other contracts or agreements after any such assignment.

         Section 11.3 EXPENSES. Except as set forth in the following sentence, regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement, including the fees and disbursements of its legal counsel and accountants. In the event the transactions contemplated herein are consummated, Newco will pay, or promptly reimburse, all parties hereto for the reasonable fees and disbursements of its legal counsel incurred in connection with the negotiation and entering into of this Agreement and the other contracts and agreements entered into in connection with the Closing. Furthermore, Newco agrees to reimburse the General Partner for the ordinary and necessary out-of-pocket costs incurred in preparing the 1997 and 1998 federal income tax return of the Partnerships and the General Partner.

         Section 11.4 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and as if there was substituted in place thereof a provision which parallels as closely as allowed by law the severed provision, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         Section 11.5 WAIVER. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

         Section 11.6 NOTICES. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when delivered personally or by courier service to the relevant party at its address as set forth below or (b) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its address indicated below:

APS, NEWCO OR              American Physicians Service Group, Inc.
THE ADDITIONAL             1301 Capital of Texas Highway, Suite C-300
PURCHASERS:                Austin, Texas  78746
                                    Attention:  President
                                    Fax:  (512) 314-4301

with a copy to:                     Timothy L. LaFrey
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         816 Congress Avenue, Suite 1900
                               Austin, Texas 78701
                               Fax: (512) 499-6290

LIMITED PARTNER:  Uncommon Partners, Ltd.
                                    808 West 10th Street
                                    Austin, Texas  78701
                                    Attn:  Matt Mathias
                                    Fax:  (512) 469-0928

with a copy to:                     J. Bradley Greenblum
                                    Jenkens & Gilchrist
                                    2200 One American Center
                                    600 Congress Avenue
                                    Austin, Texas  78701
                                    Fax:  (512) 404-3520

CONTROL PARTIES:  Uncommon Care
                                    101 W. 6th Street, Suite 330
                                    Austin, Texas  78701

with a copy to:                     Bret Van Earp
                                    100 Congress Avenue, Suite 1800
                                    Austin, Texas  78701
                                    Fax:  (512) 469-3724

         Each party may change its address for purposes of this Section by proper notice to the other parties.

         Section 11.7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, indemnity obligations, representations and warranties made or agreed to hereunder, pursuant hereto or in connection with the transactions contemplated hereby, shall survive the Closing.

         Section 11.8 FURTHER ASSURANCES. At, and from time to time after, the Closing, each party shall, at the request of another party, but without further consideration, execute and deliver such other instruments of conveyance, assignment, assumption, transfer and delivery and take such other action as such party may reasonably request in order to more effectively to consummate the transactions contemplated hereby, consistent with the terms hereof.

         Section 11.9 CONSTRUCTION AND KNOWLEDGE. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

         Section 11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         Section 11.11 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any one counterpart.

         Section 11.12 POST EFFECTIVE TIME ADJUSTMENTS. The parties acknowledge and agree that each of the Partnerships has, prior to the Closing Date, been receiving revenues, making disbursements and incurring payables and receivables pursuant to its operations in the ordinary course since the Effective Time, including, without limitation, paying payroll, payroll taxes, trade vendors and other expenses. Each of the Partnerships will promptly account for all such activity and will remit to Newco any net profits made and other amounts, if any, due Newco with respect to such post-Effective Time activity. Furthermore, Newco shall reimburse the General Partner, the Limited Partner, Trevey and Bouchard for any cash contributions made by them to the Partnerships between the Effective Time and the Closing Date made on account of any cash basis net operating losses incurred by the Partnerships in the ordinary course of business between the Effective Time and the Closing Date.

                            [Signature pages follow]

                                 SIGNATURE PAGES
                                  CONTRIBUTION
                                       AND
                            STOCK PURCHASE AGREEMENT




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.


APS:                                 AMERICAN PHYSICIANS SERVICE GROUP, INC.


                                     By:   /s/ Duane K. Boyd, Jr.
                                     Print Name:    Duane K. Boyd, Jr.
                                     Print Title:   Senior VP



NEWCO:                               BARTON ACQUISITION, INC.


                                     By:   _____________________________________
                                     Print Name:    ___________________________
                                     Print Title:   ___________________________

BARTON HOUSE:                        BARTON HOUSE, LTD.


                                 By:   Uncommon Care, Inc., its General Partner

                                 By:  /s/ George R. Bouchard
                                 Print Name:     George R. Bouchard
                                 Print Title:    President



OAKWELL:                         BARTON HOUSE AT OAKWELL FARMS, LTD.


                                 By:   Uncommon Care, Inc., its General Partner

                                 By:   /s/ George R. Bouchard
                                 Print Name:     George R. Bouchard
                                 Print Title:    President

GENERAL PARTNER:                 UNCOMMON CARE, INC.

                                 By:   Uncommon Care, Inc., its General Partner

                                 By:   /s/ George R. Bouchard
                                 Print Name:     George R. Bouchard
                                 Print Title:    President



BOUCHARD:                        /s/ George R. Bouchard
                                 -----------------------
                                 George R. Bouchard



TREVEY:                          /s/ John H. Trevey
                                 -----------------------
                                 John H. Trevey

LIMITED PARTNER:                 UNCOMMON PARTNERS, LTD.


                                By:   LTZ, Inc., its General Partner

                                By:   /s/ Matt Mathias
                                      Matt Mathias, President

               [Signature pages for Additional Purchasers follow]

                                 SIGNATURE PAGES
                                  CONTRIBUTION
                                       AND
                            STOCK PURCHASE AGREEMENT



ADDITIONAL
PURCHASERS:
                             /s/ Richard J. Clark
                             ----------------------
                                 Richard J. Clark


                                 DUANE K. BOYD, JR. TRUST


                             By  /s/ Duane K. Boyd, Jr. Trustee
                                 -------------------------------
                                 Duane K. Boyd, Jr., Trustee


                                 /s/ Robert L. Myer
                                 ---------------------------
                                 Robert L. Myer


                             J. A. MURPHY DESCENDANTS' TRUST

                             By BANK OF BERMUDA, TRUSTEE


                             By     /s/ R.H. Masters
                             Name   Robert H. Masters
                             Title  Trust Manager


                                /s/ William A. Searles
                                ------------------------
                                William A. Searles


                                /s/ Kenneth S. Shifrin
                                ------------------------
                                Kenneth S. Shifrin


                                /s/ Samuel Granett
                                -----------------------
                                Samuel Granett

                                /s/ W. H. Hayes
                                --------------------------
                                 W. H. Hayes


                                /s/  H.J. Howard. III
                                --------------------------
                                 H. J. Howard, III

                                   APPENDIX I

                              ADDITIONAL PURCHASERS


Name                                    Number of Shares        Purchase Price

Richard J. Clark                              3,800                  $11,000
Duane K. Boyd, Jr. Trust                     19,000                   55,000
Robert L. Myer                               17,100                   49,500
J. A. Murphy Descendants' Trust               7,600                   22,000
William A. Searles                            9,880                   28,600
Kenneth S. Shifrin                           11,400                   33,000
Samuel Granett                                3,800                   11,000
W. H. Hayes                                   7,600                   22,000
H. J. Howard, III                             1,900                    5,500
                                            -------                 --------

         Totals                              82,080                 $237,600
                                             ======                  =======